EXHIBIT 10.69
STRICTLY PRIVATE

February 19th 2015

Mr. Enrique Orta
Tenneco

Dear Enrique,

We are delighted to confirm our offer for the position of SVP/GM Ride Performance, based in Monroe Michigan, USA.

Your annual compensation, effective January 1 2015, will include a base salary plus allowances, as per below overview.

1) Base annual salary is 475,000 US$ (payment is 12 times per year at a monthly base pay of 39,584 US$ per month), converted into
EUR using a fixed exchange rate on January 1st 2015.

2) Housing allowance budgeted up to 3,000 US$ per month. This budget is an indication only and could be increased, requiring approval of Mr. Gregg Bolt - SVP Global HR & Administration.

3) TAVA annual bonus target of 380.000 US$, converted into EUR using a fixed exchange rate of January 1st 2015.

4) LTA's (Long Term Awards), upon annual approval of the Board, valued at grant at US $ 750,000.

Important detailed information is captured further in this document or can be found in the Policy attached.

Your new position is contingent upon your securing and maintaining the right to work and reside in the USA, along with obtaining any necessary medical clearances, as applicable.

Please note that the terms of this offer may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company.

To confirm your acceptance, please sign and return one copy of this letter, preceding your signature with the handwritten mention of "read and approved

Enrique, we are pleased to offer you this new position and feel confident that you will find this position to be challenging, as well as rewarding.

The following information provides the details to you new position:

1)    Your compensation (payroll) administration will be managed by Tenneco USA. During the first 36 months, a German payroll administration will be continued, including a quarterly exchange rate review.

2)    Housing Allowance
2A)    Provided you retain your home in Spain, the company will provide a temporary housing allowance to assist you while working in the USA. This allowance represents a budget maximum based on actual costs. Your costs may be higher or lower, dependent upon your personal choices. If the actual costs are lower, the company pays actual expense. If you choose higher cost accommodations, the company will only pay expenses up to the budgeted amount.

The monthly housing allowance is up to 3.000 US$ per month. See also comments on a potential increased budget process described on the first page of this document. The housing allowance excludes utilities. Reasonable utility costs will be reimbursed upon receipt of invoices. Reimbursed utilities are defined as gas, electricity, water, oil and real estate related insurances.

2B)    In case you sell your current home in Spain, the housing allowance will cease upon sale. If you sub-rent your current home, a hypothetical housing deduction will be made to the housing allowance budget.

It is understood, agreed and confirmed that this housing allowance and utility reimbursement will only be applicable for the first 3 year period. After this 36 months period, these costs will have to be fully borne by you.

3)    Goods & Services Allowance - not applicable
(part of newly provided compensation package)

4)    Transportation
The Company will provide you a monthly net allowance, equal to a maximum amount of 1.000 US$ in order to assist you in the personal lease of a car. In order to be eligible for this allowance, you will have to obtain a valid driving license. The company will assist you in obtaining a valid driving license, if required.

It is understood, agreed and confirmed that this transportation allowance will only be applicable for the first 3 year period. After this 36 months period, these costs will have to be fully borne by you.

5)    Home Leave
You will be entitled to two (2) annual home leaves for you and your family - for your children this entitlement will cease when they reach the age of 18 years. Time off during home leave will be considered vacation days. Flight tickets (economy class) will be reimbursed; the company will arrange any taxes due on this benefit. Scheduling of your home leave requires pre-approval prior to the purchase of the airline tickets, using the attached form.

6)    House Hunting Trip
The Company expects that you will combine a house hunting trip with business travel to the USA. An additional 7 days of hotel expenses are authorized for your use in selecting your housing and can be added to your business trip for your use in selecting a house.
A roundtrip airfare (business class) for you and your wife will also be authorized, with pre-approval of costs.
The company will provide a housing specialist to assist you in the search.

7)    Relocation Trip
On your relocation trip to the USA, the Company will pay the cost of travel for you and your eligible dependents from Germany to the USA, including airfare in economy class, ground transportation, and reasonable in-transit meal expenses. Maximum transit time is one day.

8)    Household Goods
The Company will arrange for shipment of your household goods from the home country to the host country. The method of shipment is dependent on the most effective method of shipping. Please refer to the Policy for details and household good weight limitations.

9)    Temporary Living
If necessary, actual and reasonable living expenses, subject to Company approval, will be reimbursed for up to 60 days for expenses incurred while in transition to your new housing in the USA. The Company expects that you will manage your relocation schedule to minimize temporary living expenses.

10)    Schooling
The Company will provide reimbursement of the schooling cost, up to an annual maximum for both children of 27.500 US$, and up to the age of 18 years old for a maximum period of 3 years (school year 2015/2016; 2016/2017 & 2017/2018). The Company will be responsible for any host and home country taxes assessable on these payments.

11)    Documentation / Entry
Visas, immunizations and any other reasonable and necessary medical or documentary costs will be directly paid by the company or reimbursed to you upon submission of an expense report.
The company will provide you assistance in obtaining proper visas and work permit.

12)    Relocation Allowance
The Company will provide you a one-time relocation allowance to cover incidental expenses related to the move not reimbursable under other provisions of the policy. The relocation allowance is equal to 21.000 US$. This allowance is subject to social security withholdings but not to regular income tax. The income tax on these will be borne by the company.

13)    Assignment allowance - not applicable
(part of newly provided compensation package)

14)    TAVA Bonus
You will remain eligible for participation in Tenneco's Value Added Incentive Compensation Program. For 2015 your bonus target, in case of 100% achievement, would be 380,000 US$, converted into EUR using a fixed exchange rate of January 1st 2015, pro-
rated to the effective date of your promotion to your new position.

15)    Additional assistance
The company will provide one year language training for your dependents. Please refer to the Policy for further details.

16)    Vacation
The vacation rights will continue as per the rules of the home location. Vacation days taken in any given year are always offset against the total vacation rights in a calendar year.

Bank holidays and/or work-time reduction days are according to the rules of the host country.

Social Security Programs

Since a Totalization agreement between Germany and the USA is in place, your current social security scheme in Germany can be continued.

Upon acceptance of your E101/A1 application, your income will continue to be subject to German social security contributions, for a maximum duration of 36 months.

Benefit Programs

Your current Spanish extra-legal benefit coverage will remain in place.

A 24 hours accidental insurance coverage equal 3x annual salary.

The Swisslife/Henner medical insurance will be continued for you and your family members.

It is understood, agreed and confirmed that these benefit programs will only be applicable for the first 3 year period. After this 36 months period, these benefit programs will cease.

Tax Equalization

Your compensation will be subject to US income taxes. Your ultimate tax liability will be similar to that which you would have paid in
Europe on your newly provided compensation. Please refer to Enclosure A: Tax Equalization Guidelines in the Policy.

A professional tax adviser (KPMG) will conduct an interview to ensure your familiarity with all tax requirements. For each year in which you are in this new position, and for the following year if required, they will also prepare your countries required tax returns.
Additionally, they will provide the Company with a statement of the tax liability on your total income subject to certain limitations.
The Company will pay tax preparation fees.

Expense Reporting and Processing

All relocation related expenses must be reported separately and approved by HR for processing. You must separately report relocation expenses on the relocation expense reporting form. Use of a company provided T&E credit card for any relocation assignment related expenses is prohibited.

Other

All services on relocation aspects (house search, moving household, familiarization of the USA area, etc.) and administration of legal paperwork (work permit, residence permit) will be performed and coordinated by the company's global relocation partner SIRVA/NOVA.

/s/ GREGG A. BOLT

Tenneco

Acknowledge and concur:

Enrique Orta :    /s/ ENRIQUE ORTA    24/02/15
Signature / Date

Annex: Tenneco Relocation Policy